Filed Pursuant to Rule 424(b)(3)

Registration No. 333-250964

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated March 25, 2021)

Up to 42,437,330 Shares of Common Stock

166,333 Warrants to Purchase Common Stock

This prospectus supplement no. 4 (this “prospectus supplement”) amends and supplements the prospectus dated March 25, 2021 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-250964). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 16, 2021 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are listed on The Nasdaq Capital Market under the symbols “CERE” and “CEREW”, respectively. On June 15, 2021, the closing price of our common stock was $13.35 per share and the closing price of our warrants was $4.47 per share.

Investing in our securities involves risks that are described in the “ Risk Factors ” section beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 16, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2021

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39311	85-3911080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Jacobs Street, Suite 200

Cambridge, MA 02141

(Address of principal executive offices, including zip code)

(844) 304-2048

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERE	The Nasdaq Capital Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CEREW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The 2021 annual meeting of stockholders (the “Annual Meeting”) of Cerevel Therapeutics Holdings, Inc. (the “Company”) was held in a virtual-only format on June 10, 2021 at 9:00 a.m., Eastern Time via live webcast. Proxies were solicited pursuant to the Company’s proxy statement filed on April 28, 2021 with the Securities and Exchange Commission under Section 14(a) of the Securities Exchange Act of 1934, as amended. As of April 12, 2021, the record date for the Annual Meeting, the number of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), outstanding and entitled to vote at the Annual Meeting was 127,441,456. The number of shares of Common Stock present or represented by valid proxy at the Annual Meeting was 111,259,082, representing 87.30% of the total number of shares of Common Stock entitled to vote at the Annual Meeting. Each share of Common Stock was entitled to one vote with respect to matters submitted to the Company’s stockholders at the Annual Meeting.

At the Annual Meeting, the Company’s stockholders were asked (i) to elect three Class I director nominees to the Company’s Board of Directors (the “Board”), each to hold office until the 2024 annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier resignation or removal, and (ii) to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

The voting results reported below are final.

Proposal 1 – Election of Directors

N. Anthony Coles, Morris Birnbaum and Christopher Gordon were duly elected to the Company’s Board as Class I directors. The results of the election were as follows:

CLASS I DIRECTOR NOMINEE	FOR	WITHHELD	BROKER NON-VOTES
N. Anthony Coles	107,697,801	153,742	3,407,538
Morris Birnbaum	106,731,912	1,119,631	3,407,538
Christopher Gordon	106,558,698	1,292,845	3,407,538

Proposal 2 – Ratify the Selection of Independent Registered Public Accounting Firm

The the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 was ratified. The results of the ratification were as follows:

FOR	AGAINST	ABSTAIN
111,256,230	988	1,864

No other matters were submitted to or voted on by the Company’s stockholders at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEREVEL THERAPEUTICS HOLDINGS, INC.

Date: June 16, 2021	By:	/s/ Scott Akamine
Scott Akamine
Chief Legal Officer & Secretary